Exhibit 99.3

ECOLAB FOURTH QUARTER 2015

SUMMARY

Continued strong new account gains and new product introductions drove good fixed currency sales growth in our Global Institutional, Global Industrial and Other segments during the fourth quarter, nearly offsetting a decline in Global Energy sales.  Delivered product cost savings, ongoing cost efficiency work and synergies led the strong adjusted operating margin expansion, more than offsetting the impact of softening economies, weaker oil prices and increased currency headwinds. These, along with the lower tax rate and fewer shares outstanding, drove the adjusted earnings per share increase.

While 2016 will present challenges, we are prepared to respond.  Once again, we will focus on the fundamental Ecolab growth strategies that have proven successful through repeated economic cycles — the best products and service for our customers to give them the best results and lowest operating costs.  We expect them to succeed again in 2016.

Looking to the first quarter, we expect our Global Institutional, Global Industrial and Other segments to continue to show solid fixed currency growth, outpacing their markets and softer international economies as they leverage investments we have made to further improve sales and service force effectiveness and profitability, and more than offset lower results from our Global Energy business.  We look for the first quarter earnings to show very attractive growth before currency, increasing 5% to 14%, as we continue to aggressively drive business growth.  Adjusted earnings per share are expected to reflect about 14 percentage points of unfavorable currency impact, yielding adjusted EPS in a $0.73 to $0.80 per share range.

We look for comparative results to improve as 2016 progresses and show strong results for the full year with 9% to 13% adjusted earnings per share growth before the unfavorable impact of currency and the Venezuela deconsolidation.  We expect currency and the Venezuela deconsolidation will penalize 2016 growth by approximately 9 percentage points. Net, we expect Ecolab to once again significantly outperform its markets and show a superior performance in 2016 while also investing in the key drivers for future sustainable above average earnings growth.

HIGHLIGHTS

•                 Reported fourth quarter earnings per share were $0.69.

•                 On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2015 adjusted earnings per share increased 2% to $1.22 despite a $0.13, or 11%, currency headwind.

•                 The adjusted earnings per share growth was driven by delivered product and other cost savings, cost efficiencies, synergies, new products and the lower tax rate and share count.

•                 Our fixed currency acquisition adjusted sales were modestly lower as our Institutional, Industrial and Other segments grew 4% but were offset by lower Energy sales. Regional sales growth was led by Europe and Latin America excluding Venezuela.

•                 Adjusted fixed currency operating margins showed very strong growth, expanding 130 basis points.

•                 In 2015’s difficult environment, we focused on driving new business gains and lower costs.  We used our industry-leading product innovation and service strengths to help customers achieve better results and lower operating costs, and through these, aggressively drove new account gains across all of our segments. Further, raw material cost savings, along with our cost efficiency work, helped to offset these headwinds. Importantly, we also continued to make investments in our key growth drivers.

2015 Adjusted Earnings Per Shares Bridge

	Q1		Q2		Q3		Q4		Full Year
	EPS $	Growth	EPS $	Growth	EPS $	Growth	EPS $	Growth	EPS $	Growth
EPS Before Currency	0.83	12%	1.15	12%	1.37	13%	1.35	13%	4.70	12%
Currency	(0.04)	-5%	(0.08)	-8%	(0.09)	-7%	(0.13)	-11%	(0.33)	-8%
2015 Adjusted EPS	0.80	8%	1.08	5%	1.28	6%	1.22	2%	4.37	5%

Currency includes ($0.03) impact of Venezuela devaluation.

•                 As shown in the preceding table, these actions delivered a strong fundamental business performance in 2015, with double-digit profit growth before currency.  The fourth quarter represented another strong performance on this basis, growing 13% despite the further deterioration in the energy markets.

•                 As noted earlier, the business environment has become more challenging in recent months as the dollar strengthened, energy markets weakened and global economies softened.  Nonetheless, against that challenging backdrop, we look for 2016 earnings before currency and Venezuela deconsolidation effects to continue to show strong growth as we implement the same approach as 2015 to aggressively drive market share and new business gains.

•                 We expect first quarter adjusted earnings per share from operations to rise 5% to 14% before currency and the Venezuela deconsolidation, with adjusted earnings per share in the $0.73 to $0.80 range reflecting a currency drag of approximately 14% to earnings per share growth.

•                 Results are expected to improve as the year progresses, with the second half outperforming the first half. We look for full year adjusted earnings before currency and the Venezuela deconsolidation to increase 9% to 13%.  We expect adjusted earnings per share in the $4.35 to $4.55 per share range with currency and the Venezuela deconsolidation representing an approximate 9% drag to results.

•                 In summary, despite a very challenging global economic and market environment, we expect our underlying business to continue to deliver very strong fundamental results in 2016. We remain confident in our business, our markets and our people, as well as our capacities to meet our aggressive growth objectives over the coming years.

VENEZUELA

As previously disclosed, Ecolab deconsolidated its Venezuela operations at the end of the fourth quarter.  This change in accounting treatment, in which Ecolab will stop consolidating the results of its local Venezuelan operations in the first quarter 2016 income statement, does not directly affect the local operations of our Venezuelan businesses. Ecolab expects to continue to serve customers in Venezuela after the deconsolidation. Sales for the Venezuela business were approximately $200 million in 2015, primarily within the Energy segment.

The deconsolidation resulted in a $123 million pretax special charge in the fourth quarter 2015.  Ecolab announced previous 2015 special charges totaling $155 million related to Venezuela’s bolivar devaluation.  The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share results is expected to represent a total year-on-year 2016 headwind of approximately $0.17 per share.

The earnings per share impact of currency on growth rates includes the effects of the Venezuela bolivar devaluation.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

SEGMENT / SECTOR DISCUSSION

Consolidated sales	% Change
Volume & mix	-1%
Pricing	0%
Subtotal	-1%
Acq./Div.	0%
Fixed currency growth	-1%
Currency impact	-7%
Total	-7%

Amounts in the table above may reflect rounding.

Ecolab’s consolidated reported sales for the fourth quarter decreased 7%.  Consolidated fixed currency sales for the quarter decreased 1%.

Acquisition adjusted fixed currency sales also declined 1% when compared to the year ago period. Looking at the growth components, volume and mix decreased 1% versus last year while pricing was flat.  Currency was a negative 7%.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	5%	6%
Water	5%	1%
Paper	0%	3%
Textile Care	5%
Total Global Industrial	4%	4%

FOOD & BEVERAGE

Fourth quarter fixed currency Food & Beverage sales increased 5%. Acquisition adjusted fixed currency sales increased 6%. Food & Beverage growth was primarily driven by strong corporate account and share gains, as we used them to more than offset generally flat industry trends.  We enjoyed strong growth in our beverage business, with good sales gains in our dairy, food and agri operations.  All regions showed good results. We saw strong growth in Europe, Middle East & Africa and Latin America ex-Venezuela, while North America  and Asia Pacific showed solid gains. Food & Beverage continues to drive sales growth using its Total Plant Assurance approach to customers, in which we combine our industry-leading cleaning and sanitizing, water treatment and Pest Elimination capabilities to deliver improved food safety results, lower operating costs, and enhanced product quality assurance for customers.  This has enabled us to win business with key global customers. We look for further customer penetration and new business capture, as well as leverage from our strong innovation pipeline, to more than offset continued tough industry conditions.

WATER

Fixed currency Water sales grew 5%.  Acquisition adjusted fixed currency Water sales increased 1%. Heavy and light industry sales rose 5% with good gains in the light commercial and power markets.  However, these were offset by weak mining demand.   Regionally, we saw strong growth in Latin America excluding Venezuela, good growth in Europe and modest declines in North America and Middle East & Africa.  In these challenging markets, we continue to drive penetration and share gains in all of our water markets, leveraging our innovative solutions to help customers optimize water usage, improve results and lower our customers’ total operating costs.   We also continue to invest in additional new water technologies to improve customers’ operating performance, lower their operating costs and improve safety.  We will continue to leverage the momentum from recent launches such as 3D TRASAR Solids, new post-treatment dewatering applications and industrial paint treatment programs.  New 2016 product launches, including our proprietary new product line for large cooling systems to reduce scale and corrosion control as well as reduce water and energy consumption, should also provide good growth. We remain focused on strengthening our corporate account and enterprise sales teams as well as growing our new accounts pipeline.  We also continue to enhance our total water management solutions that deliver improved efficiency and decreased operating costs for our customers.  We expect low single digit growth in the first quarter reflecting continued weak mining and China results, with improving growth in the second half of 2016 as market share gains in our heavy and light businesses and lapping comparisons on mining and China drive the sales acceleration.

PAPER

Fourth quarter fixed currency Paper sales were flat.  Acquisition adjusted sales rose 3%. Improved North America, Latin America, and Europe sales gains, driven by strong sales efforts, more than offset a decline in Asia Pacific.

Paper showed increasing momentum through 2015 as weak graphic paper and Asia Pacific sales were more than offset by new business and technology penetration in the tissue, board and packaging markets. We expect this should result in further modest growth in the first quarter of 2016.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	8%	5%
Specialty	4%
Healthcare	0%
Total Global Institutional	5%	3%

INSTITUTIONAL

Fixed currency sales growth for the Institutional business grew 8%.

Adjusted for acquisitions, fixed currency sales for Institutional grew 5%.  Institutional’s end markets remain mixed, with continued moderate global lodging demand growth and soft foodservice foot traffic. Looking at our regional sales, North America and Asia Pacific posted solid sales growth, Europe saw moderate gains and Latin America was flat excluding Venezuela.  Sales initiatives targeting new customers, along with effective product and service programs and appropriate pricing, led our results.  We continue to globalize our leading technology to drive our future growth and improve on our industry leadership position. Our work to standardize global competencies and initiatives is going well and helping to leverage our other work to improve sales force effectiveness. We are focused on strengthening our execution and delivering increased customer value, with solutions that reduce their water, energy and labor costs.  With the work on our business fundamentals yielding good results, we look for continued solid sales growth from Institutional in the first quarter and full year 2016.

SPECIALTY

Fourth quarter sales for Specialty grew 4% in fixed currencies. Quickservice sales growth was solid, as new accounts, increased service coverage, additional solutions and the timing of new customer programs leveraged generally modest industry trends to drive growth.  Regionally, quickservice sales were strong in all regions, benefiting from new accounts and additional customer solutions.

The food retail business posted moderate sales growth, benefiting from customer additions and new product introductions in all regions, as year-

on-year comparisons were impacted by customer rollouts in the fourth quarter last year.

New account wins were solid in 2015 and, with ongoing investments in new products, the sales and service force and increased solutions for customers, we look for a good first quarter and full year in 2016 for Specialty.

HEALTHCARE

Fixed currency Healthcare sales were flat in the fourth quarter. Strong sales of our environmental hygiene program were offset by a decline in OEM drapes as well as the impact of the voluntary recall of temperature management drapes for a potential packaging issue initiated in the third quarter.  The recall reduced fourth quarter sales growth by approximately one percentage point. We received FDA approval on our new packaging and began shipments in the first quarter.  We continue driving our integrated and comprehensive environmental hygiene solutions approach for acute healthcare facilities, focusing on the operating room, patient room and central sterile, and utilizing the Ecolab value proposition of innovative products and on-site service support to reduce healthcare acquired infections and improve operational efficiencies.  Integrated programs for environmental hygiene and infection prevention are still a relatively new approach for the industry and are in line with the direction in which healthcare is moving. We are making progress and are confident it will yield improving sales growth. We look for first quarter 2016 Healthcare sales to show modest gains, with accelerating growth developing in the second half though the rest of the year as new business gains benefit results.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-14%	-12%

Fourth quarter fixed currency Global Energy segment sales decreased 14%.  Acquisition adjusted fixed currency Energy sales declined 12% as our business outperformed weaker than expected energy industry activity and greater than anticipated oil price declines during the quarter. Within our upstream businesses, well stimulation (representing approximately 10% of Energy segment sales) showed a significant decline reflecting the further reduction in North American well activity. Our production business (which represents approximately 65% of Energy segment sales) declined mid-single digits.   Sales in the downstream business were strong, led by robust international sales.

Looking ahead, we expect first quarter 2016 sales (excluding Venezuela) to decrease by low double-digits reflecting the continued challenging environment and comparison to the relatively favorable conditions in the first quarter last year.  We have a very experienced Energy team in place that has managed the business well and continued to outperform extremely challenging industry conditions.  We remain aggressive, using both our industry-leading product innovation and our outstanding sales and service team to drive share growth and strengthen our position for future gains. We expect these factors to drive our business once again in 2016 as geographic rebalancing continues in the energy markets.  In 2016, we expect Global Energy sales (excluding Venezuela) to be modestly below

2015, with the second half outperforming the first half as comparisons become easier.  For the full year, we expect good growth in downstream sales and a moderate decline in upstream due to the challenging market environment as we work aggressively to position ourselves for a return to strong growth as market conditions stabilize.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	7%
Equipment Care	11%
Total Other*	7%	8%

*Total Other reflects the divestiture of non-core cleaning service business which was not included in the segment’s operating units.

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 7% in the fourth quarter.  Sales to food and beverage processors and hospitality and restaurant customers led the growth.   We enjoyed strong growth across all regions. We continue to drive market penetration, with innovative service offerings and technologies, and make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show further good growth in the first quarter of 2016 led by gains in all markets.

EQUIPMENT CARE

Equipment Care sales grew 11% in the fourth quarter.   New customer additions continue at a solid rate, and productivity improvements from our technology investments and strong execution continue to pay off. We expect good momentum to continue into the first quarter and through 2016.

MARGIN PERFORMANCE

($ millions)	2015	% sales	2014	% sales	% change
Gross Profit	$1,580.3	46.3%	$1,700.9	46.2%	-7.1%

Fourth quarter gross margins were 46.3%.   When adjusted for special charges, fourth quarter 2015 gross margins were 47.6% and rose 120 basis points above last year on the same basis.  The improvement resulted from lower delivered product costs and synergies.

($ millions)	2015	% sales	2014	% sales	% change
SG&A	$1,058.8	31.0%	$1,142.1	31.0%	-7.3%

SG&A expenses represented 31.0% of fourth quarter sales, comparable to last year.  Investments in the business were offset by synergies and cost savings.

($ millions)	2015	% sales	2014	% sales	% change
Consolidated Op. Inc.	$322.8	9.5%	$520.5	14.1%	-38.0%
Consolidated Fixed	$590.3	16.6%	$547.8	15.3%	7.8%
Currency Op. Inc. (adj.)

Consolidated operating income margins were 9.5%.  Adjusted for special charges, fixed currency operating income margins were 16.6%, rising 130 basis points over last year’s comparable margin. Delivered product cost savings and synergies more than offset investments in the business and other costs.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Industrial Op. Inc.	$209.1	16.5%	$175.4	14.4%	19.2%

Fixed currency operating income for the Global Industrial segment increased 19%.  Acquisition adjusted fixed currency operating income grew 22% and margins rose 250 basis points.  Delivered product cost savings, appropriate pricing and synergies more than offset investments in the business.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Institutional Op. Inc.	$233.0	20.5%	$223.1	20.7%	4.4%

Fixed currency operating income for the Global Institutional segment increased 4%. Acquisition adjusted fixed currency operating income grew 6% and margins rose 50 basis points. Results benefited from pricing, delivered product cost savings and good volume gains which more than offset business investments and Healthcare product recall costs.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Global Energy Op. Inc.	$154.0	16.2%	$163.7	14.9%	-5.9%

Fixed currency Global Energy segment operating income decreased 6%. Acquisition adjusted fixed currency operating income decreased 1% and margins rose 180 basis points.  Volume declines and lower pricing were partially offset by lower delivered product costs, synergies and cost reduction actions.

($ millions - fixed currency)	2015	% sales	2014	% sales	% change
Other Op. Inc.	$37.5	18.9%	$29.5	16.0%	27.1%

Fixed currency operating income for the Other segment increased 27% and margins expanded 290 basis points.  Pricing and sales volume gains led the increase.

($ millions)	2015	2014
Corporate
Special Gains/(Ch.)	$(243.9)	$(44.7)

Corp. Expense	(43.3)	(43.9)
Total Corporate Exp.	$(287.2)	$(88.6)

The Corporate segment includes amortization expense of $43 million and $44 million in the fourth quarter of both 2015 and 2014, respectively, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the fourth quarter of 2015, including the non-controlling interest impact of $2 million,  were a net charge of $242 million ($165 million after-tax) and primarily consisted of a $123 million charge related to the deconsolidation of our Venezuelan business and $63 million related to restructuring costs.  The remainder of the special gains and charges consisted primarily of an asset impairment and wage-hour litigation-related charges. Special gains and charges for the fourth quarter of 2014 were a net charge of $45 million ($34 million after-tax).

The reported income tax rate for the fourth quarter 2015 was 14.4%, compared with the reported rate of 25.1% in the fourth quarter 2014.  The lower 2015 reported tax rate reflected the tax impact of the Venezuela special charges and discrete tax benefits during the fourth quarter.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted tax rate was 24.2% in the fourth quarter 2015, compared with 25.7% for the same period last year.  The improved adjusted tax rate was primarily driven by global tax planning strategies.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share of $0.69 compared with $1.10 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, adjusted earnings increased 2%, to $1.22, when compared with $1.20 earned a year ago.

BALANCE SHEET, CASH FLOW AND LEVERAGE

	December 31
($ millions)	2015	2014
Cash and cash eq.	$92.8	$209.6
Accounts receivable, net	2,390.2	2,626.7
Inventories	1,388.2	1,466.9
Other current assets	576.3	549.8
PP&E, net	3,228.3	3,050.6
Goodwill and intangibles	10,600.0	11,173.8
Other assets	365.9	350.0
Total assets	$18,641.7	$19,427.4

Short-term debt	$2,205.3	$1,704.8
Accounts payable	1,049.6	1,162.4
Other current liabilities	1,509.5	1,500.7
Long-term debt	4,260.2	4,843.4
Pension/Postretirement	1,117.1	1,188.5
Other liabilities	1,519.6	1,645.5
Total equity	6,980.4	7,382.1
Total liab. and equity	$18,641.7	$19,427.4

Selected Cash Flow items

	Twelve Months Ended
	December 31
($ millions)	2015	2014
Cash from op. activities	$1,999.8	$1,815.6
Depreciation	559.5	558.1
Amortization	300.0	313.9
Capital expenditures	771.0	748.7

Selected Balance Sheet measures

	December 31
	2015	2014
Total Debt/Total Capital	48.1%	47.0%
Net Debt/Total Capital	47.7%	46.2%
Net Debt/EBITDA*	2.6	2.2
Net Debt/Adjusted EBITDA*	2.2	2.2

* EBITDA  and Adjusted EBITDA are non-GAAP measures. EBITDA is defined as the sum of operating income, depreciation and amortization. Adjusted EBITDA is defined as the sum of adjusted operating income, depreciation and amortization.

Net debt to total capital was 48%, with net debt to adjusted EBITDA ratio at 2.2 times.

FORECAST

Looking ahead, we remain resolutely focused on our long term fundamentals: driving fixed currency organic growth through the effective implementation of our successful Ecolab model, which means offering the best products, backed by the best service, to yield the best results, at the lowest total cost to the customer.  This has proven successful in the past, and we believe it will continue to prove successful in the future.  We will use this model, along with our well-developed corporate accounts and independent customer approach, to drive superior fixed currency organic growth in the expected turbulent economic environment.  While we will carefully watch our costs, we will not impair key long term investments in our growth model and critical support systems to achieve short term benefits.  We will also continue to invest in key acquisitions that improve our competitive set for the future.

2016 Impact of Currency and Venezuela Deconsolidation on EPS

	2016 Adjusted EPS
	Q1		Full Year
	EPS $	Growth	EPS $	Growth
EPS Before Currency/Venezuela Deconsolidation	$0.84 - $0.91	5% - 14%	$4.75 - $4.95	9% - 13%
Currency	(0.11)	(14%)	(0.36)	(8%)
Venezuela Deconsolidation	(0.00)	<(1%)	(0.02)	<(1%)
Currency/Venezuela Deconsolidation	(0.11)	(14%)	(0.38)	(9%)
2016 Adjusted EPS	$0.73 - $0.80	(9%) - 0%	$4.35 - $4.55	0% - 4%

Currency includes the impact of the Venezuela devaluation ($0.15). Estimated currency assumes mid-point of range, based on current rates of exchange and estimated mix of country operating income.

As a result of this focus on our fundamentals, and as mentioned in the opening discussion and shown in the preceding table, we look for our first quarter to show continued good upper single digit fixed currency earnings growth before currency as our Institutional, Industrial and Other segments more than offset lower Energy segment results.  Currency is expected to have a negative impact of $0.11 per share in the first quarter 2016, or approximately 14% of earnings growth.  As a result, we look for first quarter adjusted earnings to be in the $0.73 to $0.80 range compared with $0.80 earned last year.  At current rates of exchange, we expect foreign currency to have an unfavorable impact on sales of approximately six percentage points on first quarter sales.

We continue to expect a strong operating performance for the full year 2016 reflecting our business balance and more than offsetting headwinds from reduced energy market activity, slower international economies, currency and the Venezuela deconsolidation.  We look for continued mid-single digit fixed currency sales growth in our Institutional, Industrial and Other segments to combine with appropriate pricing and cost savings and yield strong 9% to 13% earnings growth before an estimated $0.35 to $0.40 per share (9 percentage point) headwind from currency and the Venezuela deconsolidation.  We look for adjusted earnings per share growth to improve in the second half versus the first half, and for the full year earnings to be in the $4.35 to $4.55 per share range.  We expect to repurchase approximately $700 million of our shares in 2016, similar to 2015. At current rates of exchange, we expect foreign currency including the impact of the Venezuela deconsolidation to have an unfavorable impact on sales of approximately five percentage points on full year sales.

SUMMARY

In summary, we once again delivered on our forecast in the fourth quarter, while offsetting market and currency challenges and investing in our future.   We will stay focused on driving fundamental growth in our businesses.  We expect to realize strong growth from our operations before substantial currency headwinds in the first quarter, with improved growth in the second half, to deliver another year of superior earnings per share growth before the impact of currency and the Venezuela deconsolidation in 2016 while continuing to make the right investments to sustain our future growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our future financial and business performance and prospects, including forecasted 2016 first quarter and full year, and 2016 business and financial results, energy market activity, sales growth, performance against the market, innovation, pricing, cost savings, foreign currency, Venezuela deconsolidation impact, merger and acquisition opportunities and share repurchases. These statements are based on the current expectations of management of the Company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties are set forth under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the markets served by our Global Energy segment; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to our operations; the occurrence of litigation or claims; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement except as required by law.

Non-GAAP Financial Information

This communication includes Company information that does not conform to generally accepted accounting principles (GAAP). Management believes that a presentation of this information is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. These measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” in this communication.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (1)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (2)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63	$0.69	$3.32

Adjustments:
Special (gains) and charges (3)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Tax expense (benefits) (4)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)

Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15	$1.22	$4.37

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(2) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 U.S. federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.

(3) Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million, $2.4 million and $2.3 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million, $0.6 million and $0.1 million, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million, $124.6 million and $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also include $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also include $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to other litigation related charges, a loss on the sale of a portion our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(4) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by a the release of valuation allowances on certain deferred taxes assets and a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million is driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.